Exhibit 21

Subsidiaries of the Registrant

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization

First Financial Northwest, Inc.	First Savings Bank Northwest	100%	Washington

First Financial Northwest, Inc.	First Financial Diversified Corporation	100%	Washington